Exhibit 11.2

INSIDER TRADING POLICY

In the course of conducting the business of GigaMedia Limited or any of its subsidiaries (“GigaMedia” or the "Company"), you may come into possession of material information about the Company or other entities that is not available to the investing public ("material nonpublic information"). You must maintain the confidentiality of material nonpublic information and may not trade in Company securities while aware of material nonpublic information about the Company. In addition, you may not trade in the securities of any other entity while you are aware of material nonpublic information that you obtained in the course of your duties for the Company. The Company has adopted this policy in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company. We have all worked hard to establish the Company’s reputation for integrity and ethical business conduct, and we are all responsible for preserving and enhancing that reputation.

General Statement of Policy

All directors, officers and employees ("Insiders"), are prohibited from buying and selling Company securities (including equity securities, convertible securities, options, bonds, and derivatives thereon), and advising ("tipping") others who may buy or sell GigaMedia securities, when such persons are in possession of material nonpublic information regarding the Company; provided, however, Insiders may purchase or sell GigaMedia securities when in possession of material nonpublic information regarding the Company if such purchase or sale is made pursuant to a safe harbor SEC Rule 10b5-1(c) Plan executed by the Insider when not in possession of material, nonpublic information regarding the Company.

Scope of Policy

The restrictions set forth in this policy apply to all Company officers, directors and employees, wherever located, and to your spouse or significant other, minor children, adult family members sharing the same household and any other person or account over which you have investment discretion, such as, for example, a trust for which you serve as trustee or in a similar fiduciary capacity.

Trading Plans

Notwithstanding the prohibition against trading while aware of material nonpublic information, Rule 10b5-1 and Company policy permit employees to trade in Company securities regardless of their awareness of material nonpublic information if the transaction is made pursuant to a pre-arranged trading plan ("Trading Plan") that was entered into when the employee was not in possession of material nonpublic information. Company policy requires Trading Plans to be written and to specify the amount of, date on, and price at which the securities are to be traded or establish a formula for determining such items. An employee who wishes to enter into a Trading Plan must submit the Trading Plan to the office of the general counsel for its approval prior to the adoption of the Trading Plan. Trading Plans may not be adopted when the employee is in possession of material nonpublic information about the Company. An employee may amend or replace his or her Trading Plan only during periods when trading is permitted in accordance with this Policy.

Blackout Periods

General Blackout Period

No director, executive officer or other designated employee of the Company shall make any purchase or sale of securities of the Company from the date five business days prior to the end of each fiscal quarter until the beginning of the second business day after the public release of earnings for that quarter. In addition, directors,

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executive officers and designated employees must notify in advance and pre-clear all transactions in the Company's securities with the office of the general counsel. Those designated employees who are subject to blackout periods and pre-clearance requirements will be notified by the office of the general counsel of the applicability of these requirements to them.

From time to time the office of the general counsel may designate a blackout period that may apply to the directors, executive officers and management level employees of the Company pending the public announcement of certain material corporate developments. Except for trading pursuant to a Trading Plan, no director, executive officer or management level employee of the Company may trade in Company securities during any blackout period that the office of the general counsel may designate.

Other Trading

As a matter of policy, the Company discourages "in and out" trading in any securities of the Company by any director, officer or employee. Directors, officers and employees are encouraged to be long-term investors in the Company, whether directly or through the Company's compensation and benefit plans. In addition, the Company prohibits hedging and other derivative transactions with respect to the Company's securities (other than transactions in Company stock options). These transactions are characterized by short sales, "put" or "call" options, swaps, collars or similar derivative transactions.

Safeguarding Confidential Information

If material information relating to the Company or its business has not been disclosed to the general public, such information must be kept in strict confidence and should be discussed only with persons who have a need to know the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect the Company's confidential information. The following practices should be followed to help prevent the misuse of confidential information:

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Avoid discussing confidential information in places where you may be overheard by people who do not have a valid need to know such information, such as on elevators, in restaurants and on airplanes.
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Avoid discussing confidential information on cellular phones, and take great care when discussing such information on speaker phones. Do not discuss such information with relatives or social acquaintances.
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Do not discuss confidential information on Internet chat rooms or message boards, and do not post it on Internet web sites.
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Do not comment on the value of Company securities or encourage anyone to buy, sell or hold company securities.
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Do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use.
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Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.
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Be aware that the Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information.
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Comply with the specific terms of any confidentiality agreements of which you are aware.
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Upon termination of your employment, you must return to the Company all physical (including electronic) copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.

Who is an insider?

For the purpose of Securities and Exchange Commission ("SEC") Rule 10b-5, an "insider" is any director, officer or employee of GigaMedia or any of its subsidiaries who possesses material nonpublic information about the Company and who has a duty to the Company to keep this information confidential. In addition, family members and friends of directors, officers or employees as well as professional advisors (e.g. accountants, attorneys, investment bankers and consultants) who receive material, nonpublic information about the Company may be considered "temporary insiders" of the Company.

What is material information?

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Trading in securities while in the possession of inside information is a basis for liability if the information is "material." "Material information" is defined as information, both positive and negative, for which there is a substantial likelihood that a reasonable investor would consider such information important in making his or her investment decisions, or information that, if made public, likely would affect the price of a company's stock. Information can be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. It is important to remember that materiality will be judged with the benefit of hindsight, which is always 20/20.

As a practical matter, it is sometimes difficult to determine whether inside information is material. Although there is no precise, generally accepted definition of materiality, information is likely to be "material" if it relates to:

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Earnings or sales results or forecasts for the quarter or the year
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Changes in dividend payments
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Public or private offerings of debt or common stock
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Expansion or curtailment of operations
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Significant proposals or agreements with major customers, or obtaining or losing important contracts
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New products, inventions or discoveries
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Criminal charges or material civil litigation or government investigations
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Significant disputes with major suppliers or customers
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Major labor disputes including strikes or lockouts
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Major changes in accounting methods
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Restructurings and recapitalizations
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Possible acquisitions, divestitures or joint ventures
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Company financial problems
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Bankruptcy or insolvency

"Inside" information could be material because of its expected effect on the price of GigaMedia Common Stock, the stock of another company not related to GigaMedia, the stock of several such companies, or even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans. The resulting prohibition against the misuse of inside information includes not only restrictions on trading in GigaMedia Common Stock, but restrictions on trading in the securities of such other companies affected by the inside information.

What is nonpublic information?

In order for information to qualify as "inside" information it must not only be "material," it must be "nonpublic." "Nonpublic" information is information which has not been generally made available to investors.

At such time as material, nonpublic information has been released to the general public, it loses its status as "inside" information. However, for "nonpublic" information to become public information it must have been made generally available to the securities marketplace, and sufficient time must pass for the information to become available in the market.

To presume that "material" information is public, it is necessary to be able to point to some fact verifying that the information has become generally available, such as disclosure by filing of an SEC Form 10-Q, Form 10-K, Form 8-K or other report with the SEC or disclosure by press release to a national business and financial wire service (such as Dow Jones or Reuters), a national news service, or a national newspaper (such as The Wall Street Journal). The circulation of rumors or "talk on the street," even if accurate, widespread and reported in the media, does not constitute public disclosure. Similarly, only disclosing part of the information does not constitute public dissemination. So long as any material portion of the "inside" information has yet to be publicly disclosed, the information is deemed "nonpublic" and may not be misused.

The Company does not consider quarterly and annual earnings results "public" until the third business day after a press release has gone out. Similarly, other material information will not be considered public until the third business day after public release of the information.

What should I do if a securities analyst, the media or someone else asks me questions regarding material nonpublic information?

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The SEC’s Regulation FD prohibits the selective disclosure of material nonpublic information to securities market professionals and investors who may trade on the basis of the information. Regulation FD requires that any disclosure of material nonpublic information must be made by simultaneous broad dissemination. Accordingly, the following procedures should be followed in handling inquiries from the media, stock exchanges, securities analysts and other outside parties regarding GigaMedia.

Only those employees who have been specifically authorized to do so may answer questions about or disclose information concerning GigaMedia. Only specifically designated spokespersons should deal with inquiries from the media, stock exchanges and others regarding rumors, unusual trading activity, acquisitions and other material information. The CEO will designate official spokespersons from time to time. Inquiries from the financial media (or NASDAQ) should be referred to the GigaMedia director of investor relations; inquiries from the SEC should be referred to the director of investor relations and the Company’s general counsel.

Those employees who interact with the media, analysts and the stock exchanges should refer any inquiries concerning material information to the spokesperson designated above. If such inquiries are made to directors, officers or employees of GigaMedia (other than a designated spokesperson), the following response generally will be appropriate:

“I cannot comment on these types of matters. Please contact a GigaMedia spokesperson, either the GigaMedia director of investor relations or the CEO. They are the proper people to contact and may be able to help you.”

Care should be taken not to make statements such as, “there is or the company knows of no corporate development.” Even if GigaMedia has no material non-public information at the time such a statement is made, by making such a statement, it may be undertaking an affirmative disclosure obligation if the facts change, and also may make reliance on a “no comment” policy considerably more difficult in the future.

What are the penalties for insider trading?

Insider trading is considered a serious offense and is subject to criminal prosecution. In addition, non-criminal civil actions may be brought by private individuals or the SEC. The consequences of an insider trading violation can be devastating, and can ruin both your professional and personal life. The SEC researches any suspicious trading, and does not care if you are trading 10,000 shares or 10 shares. NO EMPLOYEE IS EXEMPT FROM AN SEC INVESTIGATION AND PENALTIES! A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation (i.e., if the violation only involved passing the information to someone else, called a "tippee").

Some of the possible penalties for individuals who trade on inside information include:

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jail sentences of up to 20 years
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return of profits
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fines for the person who committed the violation of up to $5,000,000 and civil penalties of up to three times the profit gained or loss avoided, whether or not the person actually benefited
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fines for the employer or other controlling person (anyone with power to influence or control the activities of another person), such as a supervisor, of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, a violation of these insider trading restrictions can be expected to result in serious disciplinary action by the Company, which may include dismissal of the person involved.

Examples of possible insider trading violations

When most people think of insider trading, names associated with Wall Street come to mind. However, anyone can be found guilty of insider trading. Following are four examples of insider trading:

1. GigaMedia’s CEO holds a meeting of senior employees three weeks prior to the end of the quarter and presents slides showing that it will be a very profitable quarter. An employee in attendance at the meeting anticipates that the stock price will go up when the quarterly earnings are made public, and buys 1,000 shares prior to the public announcement. The employee then sells the 1,000 shares shortly after the public announcement of quarterly earnings and makes a profit. The insider trading violation occurred when the employee purchased the shares using nonpublic information. The violation would not have occurred if the

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employee had waited to purchase the shares until the third business day after the quarterly earnings had been made public.

2. Your child is starting college and you need money for the tuition. You decide to sell 10,000 shares of stock that you acquired during GigaMedia’s trading windows. Two weeks after you sell, the stock price drops because of very bad news about the Company. You were told about the bad news at a staff meeting before you sold your stock and before the information was publicly announced. The insider trading violation occurred when you sold stock at a time when you had material, nonpublic information, even though this was not the reason why you sold your shares. The SEC is not interested in why you sold your stock and will prosecute you because of what you knew at the time your sale took place. Your intention does not matter to the SEC.

3. You mention to your brother-in-law at a family meeting that the Company is about to buy another large company next month. Your brother-in-law purchases 1,000 shares of GigaMedia stock before the purchase is publicly announced, and sells the shares for a big profit after the announcement. The insider trading violation occurred when your brother-in-law purchased the GigaMedia shares based on nonpublic material information. The SEC will not only investigate your brother-in-law for his obvious insider trading violation, but can also fine you for up to three (3) times the profit made on his transaction. This is an example of a "tipper"/"tippee" violation.

4. Through the course of your job, you discover that a large customer of the Company is about to declare bankruptcy, but it has not yet been announced to the public. You own 1,000 shares of this customer's stock, which you immediately sell prior to the public announcement of the bankruptcy. After the bankruptcy the stock price of the other company falls drastically, but you avoided a loss by selling before the announcement. The insider trading violation occurred when you sold your stock in the customer's company based on material nonpublic information, and, among other penalties, you could be fined up to three (3) times the loss avoided. The obligation to not engage in insider trading extends to any material nonpublic information you may learn about any publicly traded company.

What if I have any questions about insider trading restrictions?

Employees at all times should avoid even the appearance of impropriety with respect to trading in GigaMedia stock or the securities of any of the companies with whom GigaMedia or its subsidiaries does business. When there is any question as to a potential application of insider trading laws or any other restrictions on insider trading or if you know of a suspected violation of these laws, please consult your manager or GigaMedia’s general counsel.

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